Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 033-49805, 333-52690 and 333-105491) of Rochester Gas and Electric Corporation of our report dated March 14, 2005, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

New York, New York
March 14, 2005